Exhibit 99(a)

CONTACT:                Joanna Lipper
                        Pro Tech Communications
                        (203) 226-4447 ext. 3506
                        jlipper@nctgroupinc.com

                                                           FOR IMMEDIATE RELEASE

               PRO TECH COMMUNICATIONS, INC. REPORTS 2002 RESULTS

FORT PIERCE, Fla., March 31, 2003 - Pro Tech Communications, Inc. (OTCBB: PCTU) reported a net loss of $13.4 million for the year ended December 31, 2002, which includes a $11.5 million non-cash impairment charge on the company's intangible assets. Excluding the $11.5 million charge, net loss for 2002 was $1.9 million as compared to $2.4 million in 2001. This $0.5 million decrease in net loss was due mainly to a decrease of approximately $1.0 million in selling, general and administrative expenses, offset by a $0.4 million decrease in margin related to sales. The decrease in selling, general and administrative expenses reflects the company's aggressive cost cutting initiated in early 2002. The decrease in sales reflects continued softness in the overall economy and in the markets in which Pro Tech is active.

     Net loss for the three months ended December 31, 2002 was $12.0 million, which also included the $11.5 million non-cash impairment charge on the company's intangible assets. Excluding the $11.5 million charge, net loss for the fourth quarter of 2002 was $0.5 million compared to $0.8 million for the same three-month period in 2001. This $0.3 million decrease in net loss was due mainly to a decrease of approximately $0.4 million in selling, general and administrative expenses, again because of the company's aggressive cost cutting.

     "This year's loss was largely attributable to an impairment charge on intangible assets of $11.5 million as a result of our inability to exploit the technology licensed to us from NCT Group," said Richard Hennessey, President, Pro Tech. "Although capital constraints have thus far kept us from developing products incorporating active noise reduction and ClearSpeech, we still consider this technology a valuable asset and one we intend to exploit when conditions change. We look forward to a greatly expanded product line in the future and are focused on delivering improved results in the coming year and beyond."

About Pro Tech Communications, Inc.

Pro Tech Communications, Inc. is a provider of telemarketing services and proprietary products and services for call centers. The company is comprised of three business units. Headset Products develops, manufactures and distributes headsets and other communications products to the call center market as well as the fast food market. The Telecommunication System Integration division sells and installs analog, digital and Internet Protocol (IP) phone systems to call centers as well as to small and medium-sized businesses. Pro Tech's Call Center Operation runs a full service call center with the latest customer relationship management technology. Pro Tech is a subsidiary of NCT Group, Inc. (OTCBB:
NCTI). For more information refer to www.protechcom.com.

                                     # # #

Cautionary Statement Regarding Forward-Looking Statements

Certain information contained in this press release comprise forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company wishes to caution investors and prospective investors about significant factors, which among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Investors and prospective investors should read this press release in conjunction with the Company's recent filings with the Securities and Exchange Commission, available on line at www.sec.gov.


PRO TECH COMMUNICATIONS, INC.


                                                       (Unaudited)
                                                    For The Three Months                     For The Twelve Months
                                                     Ended December 31,                        Ended December 31,
                                                ----------------------------             ---------------------------------
                                                     2001          2002                     2001                2002
                                                -----------     ------------             ------------      ---------------
Net sales                                       $  460,302      $     358,584            $  2,175,306      $    1,648,949

Net loss                                        $ (846,501)     $ (11,958,010)(a)        $ (2,429,392)     $  (13,404,878) (a)
(13,404,878)(a)

Net loss attributable to common shareholders    $ (888,769)     $ (11,963,555)(a)        $ (2,595,328)     $  (13,472,688) (a)
(13,472,688)(a)

Net loss per common share                       $    (0.03)     $       (0.36)(a)        $      (0.08)     $        (0.41) (a)

Weighted average common shares outstanding      33,200,311         33,200,311              32,281,034          33,200,311



NOTE:
(a) Includes a $11.5 million, or $0.35 per share, impairment on intangible assets.